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                                                                     EXHIBIT 4.4

                              BUSINESS OBJECTS S.A.
                2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN,
                            ADOPTED ON JUNE 10, 2004

      The following terms and conditions constitute the provisions of the 2004 International Employee Stock Purchase Plan of Business Objects S.A, as approved by the extraordinary general meetings of shareholders of June 10, 2004.

1.    PURPOSE.

      The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to subscribe Shares through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.    DEFINITIONS.

(A) "Administrator" means the Board or any committee designated by the Board to administer the Plan pursuant to Section 14.

(B) "ADR" shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.

(C) "ADS" shall mean an American Depositary Share corresponding to Shares

(D) "Board" shall mean the Board of Directors of Business Objects S.A.

(E) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(F) "Company" shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.

(G) "Compensation" shall mean all base straight time gross earnings and sales commissions, exclusive of payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation.

(H) "Custodian" shall mean Banque BNP Paribas, or any successor or successors thereto.

(I) "Depositary" shall mean the Bank of New York, or any successor or successors thereto.

(J) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan.

(K) "Employee" shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary. Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either

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by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave. The Administrator, in its discretion, from time to time may, prior to an Enrollment Date for all options to be granted on such Enrollment Date, determine (on a uniform and nondiscriminatory basis) that the definition of Employee will or will not include an individual if he or she: (1) has not completed at least two years of service since his or her last hire date (or such lesser period of time as may be determined by the Administrator in its discretion), (2) customarily works not more than 20 hours per week (or such lesser period of time as may be determined by the Administrator in its discretion), (3) customarily works not more than five (5) months per calendar year (or such lesser period of time as may be determined by the Administrator in its discretion), (4) is an officer or other manager, or (5) is a highly compensated employee under Section 414(q) of the Code.

(L) "Enrollment Date" shall mean the first day of each Offering Period.

(M) "Exercise Date" shall mean the last day of each Offering Period.

(N) "Fair Market Value" means, as of any date, the closing sale price in euros for one Share (or the closing bid, if no sales were registered) as quoted on the Premier Marche of Euronext Paris S.A. as reported in La Tribune, or such other source as the Administrator deems reliable, on the day of determination.

(O) "Offering Period" shall mean a period of approximately six (6) months, commencing on the first Trading Day on or after May 1 and terminating on the first Trading Day on or after the following November 1, or commencing on the first Trading Day on or after November 1 and terminating on the first Trading Day on or after the following May 1, at the beginning of which an option may be granted and at the end of which an option may be exercised pursuant to the Plan. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(P) "Plan" shall mean this 2004 International Employee Stock Purchase Plan.

(Q) "Shares" shall mean ordinary shares of the Company with a nominal value of
(euro)0.10.

(R) "Subscription Price" shall mean an amount no less than 85% of the Fair Market Value of a Share on the Enrollment Date or 85% of the Fair Market Value of a Share on the Exercise Date, whichever is lower, provided the Subscription Price may be adjusted pursuant to Section 19. For countries with currencies denominated in other than the Euro (or tied to the Euro), the local currency equivalent of the Subscription Price will be determined using the actual conversion rate from local currency into Euro on the date the funds are transferred to the Business Objects S.A. Employee Benefits Trust. This date may or may not be the Exercise Date.

(S) "Reserves" shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.

(T) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(U) "Trading Day" means a day on which the Premier Marche is open for trading.

(V) "Trust" shall mean the trust created by the Company under the Trust
Agreement;

(W) "Trust Agreement" shall mean the trust agreement between the Company and the Trustee in favor of each of the Employees, attached hereto as Exhibit C.

(X) "Trustee" shall mean the trustee or trustees of the Trust.

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3.    ELIGIBILITY.

      (A) Any Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan, subject to the requirements of Section 5.

      (B) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to subscribe or purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent his or her rights to subscribe or purchase stock under all employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its Subsidiaries would accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined with reference to the fair market value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.    OFFERING PERIODS.

      The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after May 1 and November 1 each year, or on such other date as the Administrator shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

5.    PARTICIPATION.

      (A) An eligible Employee may become a participant in the Plan by (i) completing a subscription agreement authorizing payroll deductions in the form determined by the Administrator and submitting it to the Company's or a Designated Subsidiary's payroll office (or their designee) prior to the applicable Enrollment Date, or (ii) following an electronic or other enrollment procedure prescribed by the Administrator.

      (B) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.    PAYROLL DEDUCTIONS.

      (A) At the time a participant enrolls in the Plan pursuant to Section 5, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount, together with amounts contributed under the Company's Plan d'Epargne d'Entreprise (the "Employee Savings Plan"), of no less than 1% and not to exceed ten percent (10%) of the Compensation which he or she receives on each pay day during the Offering Period.

      (B) All payroll deductions made for a participant shall be credited to his or her account under the Plan and will be withheld in whole percentages only. After the last payday in an Offering Period such payroll deductions shall be transferred to the Trust as soon as practicable. Funds may be advanced by a Designated Subsidiary to the Trust, or by the Trust to the Company, as necessary or convenient under any applicable law or regulation. A participant may not make any additional payments into his or her account, either with the Company, a Designated Subsidiary, or the Trust.

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      (C) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by (i) properly completing and submitting to the Company's or Designated Subsidiary's payroll office (or their designee), on or before a date prescribed by the Administrator prior to an applicable Exercise Date, a new subscription agreement authorizing the change in payroll deduction rate in the form provided by the Administrator for such purpose, or (ii) following an electronic or other procedure prescribed by the Administrator. The Administrator may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following five (5) business days after the Company's or Designated Subsidiary's receipt of the new subscription agreement unless the Company or Designated Subsidiary elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

      (D) Notwithstanding the foregoing, to the extent necessary to comply with
Section 423(b)(8) of the Code and Section 3(B) hereof, a participant's payroll deductions may be decreased to 0%. Subject to Section 423(b)(8) of the Code and
Section 3(B) hereof, payroll deductions shall recommence at the rate at the rate most recently elected by the participant at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

      (E) At the time the option is exercised, in whole or in part, or at the time some or all of the Company's Shares issued under the Plan is disposed of, the participant must make adequate provision for the Company's or Designated Subsidiary's federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Shares. At any time, the Company or Designated Subsidiary may, if required by the laws of the country of residence of the participant, withhold from the participant's compensation the amount necessary for the Company or Designated Subsidiary to meet applicable withholding obligations, including any withholding required to make available to the Company or Designated Subsidiary any tax deductions or benefits attributable to sale or early disposition of Shares by the Employee. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of Shares that a participant may subscribe during each Offering Period. Exercise of the option will occur as provided in Section 8, unless the participant has withdrawn pursuant to Section 10.

7.    GRANT OF OPTION.

      On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to subscribe on the Exercise Date of such Offering Period (at the applicable Subscription Price) up to a number of Shares (in the form of ADSs) determined by dividing such Employee's payroll deductions accumulated and transferred to the Trust on or prior to such Exercise Date by the applicable Subscription Price; provided that in no event shall an Employee be permitted to subscribe during each Offering Period more than 500 Shares, subject to adjustment as provided in Section 18 hereof; and provided further, that such subscription shall be subject to the limitations set forth in Sections 3(B) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof, and shall expire on the last day of the Offering Period.

8.    EXERCISE OF OPTION

      (A) With respect to each Exercise Date, the Company shall issue Shares to the Trust in accordance with Section 1.3 of the Trust, sufficient to meet its obligations to participating Employees under the Plan. Unless a participant withdraws from the Plan as provided in Section 10 hereof, notice of exercise of his or her option shall be deemed to have been given by the participant and his or her option for the subscription of Shares (in the form of ADSs) shall be exercised automatically by the Trustee on the Exercise Date, and the maximum number of full shares subject to such option shall be subscribed for such participant by the Trustee at the applicable Subscription Price with the accumulated payroll deductions in his or her account with the Trust. Per Company's instruction, the Custodian issues the subscribed Shares and delivers them to the Depositary which converts the Shares into ADSs; provided, however, no Shares shall be subscribed which would result in the

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Employee receiving a fractional ADS; any payroll deductions accumulated in a participant's account which are not sufficient to subscribe a full ADS shall be retained in the participant's account for use in the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. Any other funds left over in a participant's account (whether due to withdrawal by the participant from the Plan pursuant to Section 10, termination of the Plan in accordance with Section 19, or otherwise) after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to subscribe ADSs hereunder is exercisable only by him or her.

      (B) Notwithstanding any contrary Plan provision, if the Administrator determines that, on a given Exercise Date, the number of Shares with respect to which options are to be exercised may exceed (i) the number of Shares that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of Shares available for sale under the Plan on such Exercise Date, the Administrator may in its sole discretion (x) provide that the Company will make a pro rata allocation of the Shares available for subscription on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to subscribe Shares on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company will make a pro rata allocation of the Shares available for subscription on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as will be practicable and as it will determine in its sole discretion to be equitable among all participants exercising options to subscribe Shares on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company's stockholders subsequent to such Enrollment Date.

9.    DELIVERY

      As promptly as practicable after each Exercise Date on which a subscription of Shares occurs, the Company shall arrange the delivery of ADSs representing the Shares subscribed upon exercise of options by the Trustee for the participating Employees to the Trust.

10.   WITHDRAWAL; TERMINATION OF EMPLOYMENT

      (A) Under procedures established by the Administrator, a participant may withdraw all but not less than all the payroll deductions credited to his or her account and not yet used to exercise his or her option under the Plan at any time by (i) submitting to the Company's payroll office (or its designee) a written notice of withdrawal in the form prescribed by the Administrator for such purpose, or (ii) following an electronic or other withdrawal procedure prescribed by the Administrator. All of the participant's payroll deductions credited to his or her account will be paid to such participant promptly after receipt of notice of withdrawal and such participant's option for the Offering Period will be automatically terminated, and no further payroll deductions for the subscription of ADSs will be made during the Offering Period. If a participant withdraws from an Offering Period, payroll deductions will not resume at the beginning of the succeeding Offering Period unless the participant re-enrolls in the Plan in accordance with the provisions of Section 5.

      (B) Upon a participant's ceasing to be an Employee for any reason, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's account during the Offering Period but not yet used to exercise the option will be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under
Section 14 hereof, and such participant's option will be automatically terminated; provided, however, that any payroll deductions held by the Trust in an individual account for an Employee shall be subject to the terms of such Trust. The preceding sentence notwithstanding, a participant who receives payment in lieu of notice of termination of employment shall be treated as continuing to be an Employee for the participant's customary number of hours per week of employment during the period in which the participant is subject to such payment in lieu of notice.

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      (C) A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or a Designated Subsidiary or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.   INTEREST

      No interest shall accrue on the payroll deductions of a participant in the Plan.

12.   SHARES

      (A) Subject to adjustment upon changes in capitalization of the Company as provided in Section 18, the maximum number of Shares which will be made available for sale under the Plan will be 475,000 Shares. Capital increases to meet the Company's obligations under the Plan shall be determined and approved at extraordinary shareholders' meeting to be held at the same time as the annual shareholders' meetings of the Company, as necessary.

      (B) The Board shall, subject to shareholders authorization, from time to time reserve and issue to the Trust a number of Shares sufficient to meet its obligations under the current Offering Period of the Plan. If on a given Exercise Date the number of shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall distribute all of the Shares remaining available for subscription under the Plan to the Trust, which shall make an allocation as provided in
Section 8(B).

      (C) The participant will have no interest or voting rights in shares covered by his or her option until such option has been exercised.

      (D) ADSs to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse, or in street name to be deposited with a broker.

13.   ADMINISTRATION

      The Plan shall be administered by the Board (or a committee thereof) or the board of directors of a participating Subsidiary (or a committee thereof), as the case may be. Such board or committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan with respect to any Employee of such Company or Subsidiary; provided, however, that any such construction, interpretation, application, determination and/or adjudication shall be subject to any terms, constructions, conditions, provisions, interpretations, determinations, adjudications, or decisions as may be adopted or made by the Administrator from time to time. Every finding, decision and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

14.   DESIGNATION OF BENEFICIARY

      (A) A participant, except for a participant who is an Employee of Business Objects (U.K) Ltd., may file a written designation of a beneficiary who is to receive any ADSs and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such ADSs and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

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      (B) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall cause such ADSs and/or cash to be delivered to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may cause such ADSs and/or cash to be delivered to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

      (C) All beneficiary designations under this Section 14 will be made in such form and manner as the Administrator may prescribe from time to time.

15.   TRANSFERABILITY

      Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive ADSs under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.   USE OF FUNDS

      All payroll deductions received or held by the Company or Subsidiary under the Plan for its Employees may be used by the Company or such Subsidiary, as the case may be, for any corporate purpose, and the Company or Subsidiary shall not be obligated to segregate such payroll deductions. Notwithstanding the preceding sentence, all payroll deductions transferred to and held by the Trust shall be used solely by the Trust as specified in the Trust Agreement attached hereto as Exhibit C. Until ADSs are issued under the Plan (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a participant will only have the rights of an unsecured creditor with respect to such ADSs.

17.   REPORTS

      Individual accounts will be maintained for each participating Employee by the Company or the Designated Subsidiary as well as the Trust. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Subscription Price, the number of ADSs subscribed and the remaining cash balance, if any, for the period covered by such statement.

18.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

      (A) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator will, in such manner as it may deem equitable, adjust the number and class of Shares which may be delivered under the Plan, the Subscription Price per Share and the number of Shares covered by each option under the Plan which has not yet been exercised, and the numerical limits of Sections 7.

      (B) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period and the Plan will terminate immediately prior to the consummation of such proposed action

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and any and all accumulated payroll deductions will be returned to the participating Employees in accordance with Section 19(A), unless otherwise provided by the Administrator.

      (C) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date") or to cancel each outstanding right to subscribe and refund all sums collected from participants during the Offering Period then in progress. If the Administrator shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify each participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to subscribe, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of ordinary shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares and the sale of assets or merger.

19.   AMENDMENT OR TERMINATION

      (A) The Administrator may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19, no such termination can affect options previously granted under the Plan, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination or suspension of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company will obtain stockholder approval in such a manner and to such a degree as required.

      (B) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Administrator will be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the subscription of Shares for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

      (C) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify, amend or terminate the Plan to reduce or eliminate such accounting consequence including, but not limited to:

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            (i) altering the Subscription Price for any Offering Period including an Offering Period underway at the time of the change in Subscription Price;

            (ii) shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

            (iii) allocating Shares.

Such modifications or amendments will not require stockholder approval or the consent of any Plan participants.

20.   NOTICES.

      All notices or other communications by a participant to the Company or Designated Subsidiary under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company or Designated Subsidiary at the location, or by the person, designated by the Company or Designated Subsidiary for the receipt thereof.

21.   CONDITIONS UPON ISSUANCE.

      Neither Shares nor ADSs or ADRs shall be issued with respect to an option unless the exercise of such option and the issuance and delivery of such ADSs or ADRs pursuant thereto, as well as the issuance of shares from the Company to the Trust and the transfer of shares from the Trust to the Employees, shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, French Commercial Code, and the requirements of any stock exchange upon which the Shares or ADSs may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      As a condition to the exercise of an option, the Company or Trustee may require the person exercising such option to represent and warrant at the time of any such exercise that the ADSs are being subscribed only for investment and without any present intention to sell or distribute such ADSs if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.   TERM OF PLAN

      The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company. It shall continue in effect until terminated under Section 19 hereof.

23.   GOVERNING LAW AND JURISDICTION

      This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except for that body of law pertaining to conflicts of laws.

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                                    EXHIBIT A

                              BUSINESS OBJECTS S.A.

                 2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

                             PARTICIPATION AGREEMENT

___ Original Application                Original Enrollment Date: ____________
___ Change in Payroll Deduction Rate    Change Notice Date:       ______________

1. _____________________________________ hereby elects to participate in the
Business Objects S.A. 2004 International Employee Stock Purchase Plan (the "International Employee Stock Purchase Plan").

2. I hereby authorize the Company or any Designated Subsidiary of which I am an Employee to make payroll deductions from each paycheck in the amount of_______% of my Compensation on each payday (together with amounts contributed under the Company's Employee Savings Plan, no less than 1% and not to exceed 10% during the Offering Period in accordance with the International Employee Stock Purchase Plan. Please note that only whole percentages are permitted.)

3. I understand that said payroll deductions shall be accumulated in order to exercise the option(s) granted to me pursuant to the International Employee Stock Purchase Plan and to purchase ADSs representing Shares at the applicable Purchase Price determined in accordance with the International Employee Stock Purchase Plan. I understand that if I do not elect to withdraw from an Offering Period, any accumulated payroll deductions will be used by the Trustee to automatically exercise my option.

4. I have received a copy of the complete International Employee Stock Purchase Plan. I understand that my participation in the International Employee Stock Purchase Plan is in all respects subject to the terms of the Plan (including, without limitation, the Trust Agreement, which is attached as Exhibit C thereto). I understand that the grant of the option by the Company under this Participation Agreement may be subject to obtaining shareholder approval of the International Employee Stock Purchase Plan, any Exhibit thereto and/or any amendment thereto.

5. ADSs purchased for me under the Employee Stock Purchase Plan should be issued in the name of (Employee Only):__________________________________________

6. I understand that, notwithstanding any other provision of this Participation Agreement or the International Employee Stock Purchase Plan:

      (A) neither the International Employee Stock Purchase Plan nor this Participation Agreement shall form any part of any contract of employment between the Company or any Designated Subsidiary and any Employees of any such company, and it shall not confer on any participant any legal or equitable rights (other than those constituting the Options themselves) against the Company or any Designated Subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any subsidiary;

      (B) the benefits to participants under the Plan shall not form any part of their wages, pay or remuneration or count as wages, pay or remuneration for pension fund or other purposes except if applicable for tax purposes

      (C) in no circumstances shall any Employee on ceasing to hold his or her office or employment by virtue of which he or she is or may be eligible to participate in the International Employee Stock Purchase Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan, which he might otherwise have enjoyed, whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.

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      (D) the Company expressly retains the right to terminate the International
Employee Stock Purchase Plan at any time and that I will have no right to continue to receive option grants under the International Employee Stock
Purchase Plan in such event.

7. I understand that I may be subject to taxation as a result of my participation under the International Employee Stock Purchase Plan. I understand that although the basis for taxation may be calculated based upon the fair market value of the Shares at the exercise date, the Shares may/will not be deposited into my broker account on that day for at least 5 business days subsequent to the exercise date. I therefore understand that there may be a loss of value between the exercise date and the date Shares are deposited into my broker account., I have consulted any tax advisors in connection with my participation under the International Employee Stock Purchase Plan that I deem advisable, and have not relied on the Company for tax advice.

8. I understand that investment purchasing in Shares purchased under the International Stock Purchase Plan is not a risk free investment and is subject to a risk of loss in whole or part.

9. I hereby agree to be bound by the terms of the International Employee Stock Purchase Plan. The effectiveness of this Participation Agreement is dependent upon my eligibility to participate in the International Employee Stock Purchase Plan.

10. I hereby agree to permit (i) the Company or a Company agent to transfer my tax identification, address and other necessary personal information to a broker selected by the Company for the purpose of opening an International Employee Stock Purchase Plan related brokerage account in my name and ii) a broker selected by company to open said account. I consent to the transfer of the aforementioned personal information to any country as required by Company to administer the International Employee Stock Purchase Plan including, without limitation, the United States.

I UNDERSTAND THAT THIS PARTICIPATION AGREEMENT SHALL REMAIN IN EFFECT THROUGHOUT SUCCESSIVE OFFERING PERIODS UNLESS I TERMINATE MY PARTICIPATION AS EVIDENCED BY ME SUBMITTING A NEW PARTICIPATION AGREEMENT WITH THIS SO INDICATED.

Employee's Taxpayer
Identification Number (SS#):       __________________________________

Employer:                          __________________________________

Employee's Address:                _________________________________

                                   _________________________________

_________________________________
Signature of Employee

Date:_________________

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                                    EXHIBIT B

                              BUSINESS OBJECTS S.A.

                 2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

                              NOTICE OF WITHDRAWAL

The undersigned participant in the Offering Period of the Business Objects S.A.
2004 International Employee Stock Purchase Plan which began on       (the
"Enrollment Date") hereby notifies the Company or Designated Subsidiary that he or she hereby withdraws from the Offering Period. He or she hereby directs the Company or Designated Subsidiary to pay to the undersigned as promptly as practicable all the payroll deductions credited to his or her account with the Company or Designated Subsidiary with respect to such Offering Period. The undersigned understands and agrees that his or her Option for such Offering Period will be automatically terminated. The undersigned understands further that no further payroll deductions will be made for the purchase of ADSs in the current Offering Period and the undersigned shall be eligible to participate in succeeding Offering Periods only by delivering to the Company or Designated Subsidiary a new Participation Agreement.

                   Name and Address of Participant:

                   __________________________________

                   __________________________________

                   __________________________________

                   __________________________________

                   Signature:

                   __________________________________

                   Date: ____________________________

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                                    EXHIBIT C

                              BUSINESS OBJECTS S.A.

                 2004 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

                        EMPLOYEE BENEFITS TRUST AGREEMENT

      This declaration of trust and trust agreement (the "Trust Agreement") is made and entered into this ___ day of ______, 2004 by and between Business Objects S.A., a corporation organized under the laws of the Republic of France (the "Company") and Allecon Stock Associates, a corporation organized under the laws of __________ (the "Trustee"), in favor of each of the Employees. All terms not defined herein will have the meanings ascribed to them in the Company's 2004 International Employee Stock Purchase Plan (the "Plan").

                                    RECITALS:

A. The shareholders of the Company formally authorized the Plan on June __, 2004, pursuant to which the Employees will receive options to purchase ADS of the Company, corresponding to Shares of the Company.

B. On June __, 2004, the shareholders of the Company also approved the establishment of the Business Objects S.A. Employee Benefit Trust (the "Trust") as a fiscal intermediary and paying agent to facilitate implementation of the Plan.

      NOW, THEREFORE, the Company and the Trustee agree as follows:

                                    ARTICLE 0
                                   DEFINITIONS

(A) "ADR" shall mean an American Depositary Receipt evidencing American Depositary Shares corresponding to Shares.

(B) "ADS" shall mean an American Depositary Share corresponding to Shares

(C) "Board" shall mean the Board of Directors of Business Objects S.A.

(D) "Code" shall mean the Internal Revenue Code of 1986, as amended.

(E) "Company" shall mean Business Objects S.A., a corporation organized under the laws of the Republic of France.

(F) "Custodian" shall mean Banque BNP Paribas, or any successor or successors thereto.

(G) "Depositary" shall mean the Bank of New York, or any successor or successors thereto.

(H) "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(I) "Employee" shall mean any individual who is an Employee of the Company or a Designated Subsidiary for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or a Designated Subsidiary.

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Where the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or by contract, the employment relationship will be deemed to have terminated on the 91st day of such leave.

(J) "Exercise Date" shall mean the last day of each Offering Period.

(K) "Plan" shall mean this 2004 International Employee Stock Purchase Plan.

(L) "Shares" shall mean ordinary shares with a nominal value of E 0.10, of the Company.

(M) "Reserves" shall mean the maximum number of Shares, which have been authorized for issuance under the Plan pursuant to Section 12 hereof.

(N) "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting rights are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(O) "Trust" shall mean the trust created by the Company under the Trust
Agreement;

                                    ARTICLE I
                          CREATION AND FUNDING OF TRUST

      I.1 Creation of Trust. The Business Objects S.A. Benefit Trust (the "Trust") is hereby created. Company hereby appoints the Trustee, and irrevocably grants, assigns, transfers, conveys and delivers to the Trustee, and the Trustee hereby accepts, any and all property as specified in Section 1.2, in trust for the use and purposes hereinafter stated, and the Trustee agrees to and does hereby accept the foregoing property subject to such Trust.

      I.2 Initial Funding. Concurrently with the execution of this Trust Agreement, the Company is conveying to the Trust twenty-five (25) dollars.

      I.3 Contributions of the Company. From time to time, the Company shall issue Shares (to be transferred by the Custodian to the Depositary which will convert the Shares into ADSs and shall deliver to participating Employees in the form of ADRs or to a broker in the form of ADSs) and/or cash to the Trust in such amounts and at such times as required for the Company to fulfill its obligations under the Plan and this Trust Agreement. Such Share or cash, when contributed to the Trust, shall be used and applied by the Trustee in accordance with the terms of this Trust Agreement.

      I.4 Contributions of Payroll Deductions. From time to time, as required by and in accordance with the terms of the Plan, the Company and/or any of its Subsidiaries shall contribute to the Trust the accumulated payroll deductions of the Employees to be applied towards the exercise of options held by such Employees.

                                   ARTICLE II
                                EMPLOYEE ACCOUNTS

      II.1 Individual Accounts. The Trustee shall establish and maintain on its books a separate account for each participating Employee. All contributions of payroll deductions pursuant to Section 1.4 by the Company shall be allocated to individual accounts within the Trust on the basis of each Employee's accumulated payroll deduction for the relevant offering period under the Plan.

      II.2 Application of Funds in Individual Accounts. The cash contributed to the individual accounts shall be applied to exercise the options of the Employees in accordance with the terms of the Plan.

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                                   ARTICLE III
                                  DISTRIBUTIONS

      III.1 Distributions of ADS to Employees. The Trustee shall as soon as practicable after the Exercise Date, exercise the options of each Employee in accordance with the terms of the Plan. Accordingly the Custodian shall issue the Shares and deliver them with the Depositary which shall convert the Shares into ADSs and shall deliver ADRs to each Employee, or ADSs to such Employee's broker.

      III.2 Distributions of Payroll Deductions to the Company. The Trustee shall distribute the payroll deductions contributed pursuant to Section 1.4 to the Company in accordance with the terms of the Plan.

                                   ARTICLE IV
                     NAME, DURATION AND TERMINATION OF TRUST

      IV.1 Name. This Trust shall be known as the "Business Objects S.A. Employee Benefits Trust."

      IV.2 Nature. This trust shall be a grantor trust within the meaning of the Code and shall be subject to the claims of the Company's general creditors, to the extent that the assets of the Trust would be otherwise so subject.

      IV.3 Duration. This Trust shall be revocable and may be revoked by the Company at any time. Unless sooner revoked, it shall terminate at the earlier of: (a) twenty (20) years from the effective date of the Plan, or (b) upon the termination of the Plan and the satisfaction of all obligations thereunder.

      IV.4 Distributions by Trustee on Termination. Upon termination of the Trust, the Trustee shall distribute or apply any cash contributed pursuant to
Section 1.3 to the Company, and any cash contributed pursuant to Section 1.4 in the individual accounts to the appropriate Employees; provided, however, that the Trustee may, but only on the advice of counsel, retain a reasonable sum for payment of or to provide for all known claims against and expenses of the Trust and the Trustee, but only from contributions made pursuant to Section 1.3.

                                    ARTICLE V
                   PURPOSE OF TRUST AND LIMITATIONS OF TRUSTEE

      The sole purpose of this Trust is for use in the administration of the Plan. The Trust shall not be nor have the power to be an organization having as a purpose the carrying on of any trade or business. This Trust Agreement is not intended to create and shall not be interpreted as creating an association, partnership, joint venture or any other entity formed to conduct trade or business.

                                   ARTICLE VI
                              POWERS OF THE TRUSTEE

      VI.1 General Powers. In addition to such powers as may from time to time be granted to the Trustee, the Trustee may take all such actions and is hereby granted such powers as may appear necessary or proper to comply with the laws of the appropriate jurisdictions and to effectuate and carry out the terms and purposes of the Trust Agreement. The Trustee shall hold legal and equitable title to all assets at any time constituting a part of the Trust and shall hold such assets in Trust to be administered and disposed of by the Trustee pursuant to the terms of this Trust Agreement for the benefit of the Employees or the Company as the case may be.

      VI.2 Specific Powers Exercisable by Trustee. The Trustee shall have the following specific powers, and the enumeration of such powers shall not be considered in any way to limit or control the power of the Trustee to act as specifically authorized in any other section or provision of this Trust
Agreement:

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            (A)   To sell or otherwise dispose of any of the Trust Assets in exchange for the fair market value thereof.

            (B) To prosecute or defend litigation (in the name of the Trust, the beneficiaries, or otherwise) and to pay, discharge or otherwise satisfy claims, liabilities, and expenses and to pay all expenses incurred in connection therewith, to carry such insurance, as the Trustee shall determine, to protect the Trust and the Trustee from liability.

            (C) To invest any cash not yet available for distribution in accordance with the terms of this Trust Agreement in demand and time deposits in banks or savings institutions, short-term certificates of deposit, treasury bills, or money market account instruments. Any interest earned from such investments shall be applied towards payment of the Trustee's compensation (determined pursuant to Section 9.1) or other expenses of the Trust. Notwithstanding the preceding sentence, if such interest is in excess of the amount required to compensate the Trustee or to pay any other expenses of the Trust, such excess shall be distributed to the Company.

            (D) While serving as Trustee to engage legal counsel for the benefit of the Trustee. The Company, however, shall be obligated to pay the fees and expenses of such counsel. In addition, the Trustee may engage such other consultants as the Trustee shall see fit to assist in the administration of the Trust, and such consultant's fees shall also be the obligation of the Company.

                                   ARTICLE VII
                          AMENDMENT OF TRUST AGREEMENT

      This Trust Agreement may be amended at any time and to any extent by a written instrument executed by the Trustee and the Company.

                                  ARTICLE VIII
                              ACCEPTANCE BY TRUSTEE

      VIII.1 Acceptance of Appointment. The Trustee hereby accepts its appointment made in this Trust Agreement subject to the conditions enumerated below and agrees to act as Trustee pursuant to the terms hereof.

            (A) The Trustee shall in no case or event be liable for any damage caused by the exercise of its discretion as authorized in this Trust Agreement in any particular manner, or for any other reason, except gross negligence or willful misconduct, nor shall the Trustee be liable or responsible for forgeries or false impersonation. .

            (B) If any controversy arises between the parties hereto or with any third person with respect to the subject matter of the Trust or its terms or conditions, the Trustee shall not be required to determine the same or take any action in the premises, but may await the settlement of any such controversy by final appropriate legal proceedings or otherwise as the Trustee may reasonably require.

            (C) The Trustee may utilize or be reimbursed only from the Trust assets contributed pursuant to Section 1.3 (to the extent that it is not directly paid by the Company) with respect to all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, or as attorneys' fees and expenses) reasonably incurred by the Trustee in connection with the defense or disposition of any action, suit or other proceeding in which the Trustee may be involved or with which the Trustee may be threatened by reason of its being or having been a Trustee pursuant to this Trust Agreement, except with respect to any matter as to which the Trustee shall have been adjudicated to have acted in bad faith or with willful misfeasance, reckless disregard of its duties or gross negligence.

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            (D)   Notwithstanding any other provision of this Trust Agreement, the Trustee's responsibility for payment of or provision for any claims against or liabilities or expenses of the Trust or the Trustee shall be limited to the property and assets in the Trust and shall be dischargeable only therefrom.

                                   ARTICLE IX
                               TRUSTEE'S EXPENSES

      9.1 Trustee Compensation. The Trustee shall be entitled to such reasonable compensation for its services as shall be agreed upon in writing by the Company and the Trustee. To the extent the compensation and expenses of the Trustee are not paid directly by the Company, they shall be paid by the Trust pursuant to Section 6.2(c) or out of assets contributed pursuant to Section 1.3, or a combination thereof. Notwithstanding the preceding two sentences or any other provision of this Trust Agreement, if the Trustee is an Employee he or she shall receive no additional compensation for service as Trustee.

                                    ARTICLE X
                       RESIGNATION AND REMOVAL OF TRUSTEE

      X.1 Trustee Resignation. The Trustee shall have the right to resign at any time upon fifteen (15) days written notice to the Company. Upon such resignation, the Company shall appoint a successor Trustee.

      X.2 Removal of Trustee. A Trustee may be removed and its duties terminated at any time, and its successor appointed, by the Company.

                                   ARTICLE XI
                                  GOVERNING LAW

      The Trust has been accepted by the Trustee and will be administered in the State of California, and its validity, construction and all rights hereunder, and the validity and construction of this Trust shall be governed by the laws of that State.

      All matters affecting the title, ownership and transferability of any security, whether created or held hereunder, shall be governed by all applicable federal, state, foreign securities laws.

                                   ARTICLE XII
                                  SEVERABILITY

      In the event any provision of this Trust Agreement or the application thereof to any person or circumstance shall be finally determined to be invalid or unenforceable to any extent, the remainder of this Trust Agreement , or the application of such provision to persons or circumstances other than those as to which it is determined to be invalid or unenforceable, shall not be affected thereby, and each provision of this Trust shall be valid and enforced to the fullest extent permitted by law.

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                                  ARTICLE XIII
                                  COUNTERPARTS

      This Trust Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the Company and the Trustee have executed this Trust Agreement on the day and year hereinabove first written.

"Company"                   Business Objects S.A., a corporation organized under
                            the laws of the Republic of France

                            By: Bernard Liautaud
                            President and Chief Executive Officer

"Trustee"                   Allecon Stock Associates, a corporation organized
                            under the laws of_____________________

                            By: ________________________________

                            ____________________________________

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